DSI REALTY INCOME FUND VII
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
SEPTEMBER 30, 1996 AND DECEMBER 31, 1995

                                        September 30,     December 31,
                                            1996             1995
ASSETS

CASH AND CASH EQUIVALENTS                $  476,701       $  470,517
PROPERTY                                  3,813,158        4,195,138
OTHER ASSETS                                 35,865           31,660

TOTAL                                    $4,325,724       $4,697,315

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                              $  553,408       $  559,608

PARTNERS' EQUITY:
     General Partners                       (70,044)         (66,391)
     Limited Partners                     3,842,360        4,204,098

  Total partners' equity                  3,772,316        4,137,707

TOTAL                                    $4,325,724       $4,697,315

See accompanying notes to financial statements (unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995


                                        September 30,     September 30,
                                            1996              1995

REVENUES:

Rental Income                            $  467,923        $  474,327
Interest                                      2,887             2,978
     Total revenues                         470,810           477,305

EXPENSES:

Operating Expenses                          303,830           315,608
General and administrative                   33,681            33,969
     Total expenses                         337,511           349,577

NET INCOME                               $  133,299        $  127,728

AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  131,966        $  126,451
    General partners                          1,333             1,277

TOTAL                                    $  133,299        $  127,728

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     5.50        $     5.27

LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              24,000            24,000

See accompanying notes to financial statements (unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                September 30,   September 30,
                                    1996           1995


REVENUES:
Rental Income                   $1,403,190       $1,382,826
Interest                             8,791            9,320
Total Revenues                   1,411,981        1,392,146

EXPENSES:
Operating Expenses                 916,933          936,113
General and administrative         133,167          126,978
Total expenses                   1,050,100        1,063,091

NET INCOME                        $361,881         $329,055

AGGREGATE NET INCOME ALLOCATED TO:
Limited partners                   358,262          325,764
General partners                     3,619            3,291
TOTAL                              361,881          329,055

NET INCOME PER LIMITED
  PARTNERSHIP UNIT                  $14.93           $13.57

LIMITED PARTNERSHIP UNITS
 USED IN PER UNIT CALCULATION       24,000           24,000

See accompanying notes to financial statements (unaudited).


STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL

EQUITY AT DECEMBER 31, 1994         ($  61,293)     $4,708,784   $4,647,491

NET INCOME                               3,291         325,764      329,055
DISTRIBUTIONS                           (7,272)       (720,000)    (727,272)

EQUITY AT SEPTEMBER 30, 1995          ($65,274)     $4,314,548   $4,249,274

EQUITY AT DECEMBER 31, 1995           ($66,391)     $4,204,098   $4,137,707

NET INCOME                               3,619         358,262      361,881
DISTRIBUTIONS                           (7,272)       (720,000)    (727,272)

EQUITY AT SEPTEMBER 30, 1996          ($70,044)     $3,842,360   $3,772,316


See accompanying notes to financial statements(unaudited).


STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                      September 30,     September 30,
                                          1996              1995

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 361,881          $ 329,055

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

    Depreciation                         381,980            381,980

    Changes in assets and
   	liabilities:

     Increase in other assets             (4,205)                 0
     Increase(Decrease) in
     liabilities:                         (6,200)            27,378

Net cash provided by
   operating activities                  733,456            738,413

CASH FLOWS FROM INVESTING ACTIVITIES -

     Purchase of property
       and equipment                           0             (5,519)

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (727,272)          (727,272)

NET INCREASE IN CASH AND
   CASH EQUIVALENTS                        6,184              5,622

CASH AND CASH EQUIVALENTS:

     At beginning of period              470,517             486,497
     At end of period                  $ 476,701           $ 492,119


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND VII
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund VII (the "Partnership"), has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 24,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of September 30, 1996, and for the periods ended September 30, 1996, and 1995 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

Properties owned by the Partnership are all mini-storage facilities. Depreciation is calculated using the straight line method over the estimated useful life of 15 years. The total cost of property and accumulated depreciation at September 30, 1996, is as follows:


        Land                                 $  2,089,800
        Buildings and equipment                 7,663,809
        Equipment                                  37,672
        Total                                   9,791,281
        Less: Accumulated Depreciation        ( 5,978,123)
        Property - Net                       $  3,813,158


3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.